                                                                    EXHIBIT 2.54


                                                                  EXECUTION COPY





                            ASSET PURCHASE AGREEMENT

                           dated as of August 14, 1998

                                       by

                                       and

                                      among

                         CHANCELLOR MEDIA CORPORATION OF
                                    ILLINOIS,

                     CHANCELLOR MEDIA ILLINOIS LICENSE CORP.

                                       and

                                    ABC, Inc.

                                       TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----
ARTICLE I. DEFINITIONS............................................................................................1

                  Section 1.01. Certain Defined Terms.............................................................1

                  Section 1.02. Other Defined Terms...............................................................5

                  Section 1.03. Terms Generally...................................................................6


ARTICLE II. PURCHASE AND SALE.....................................................................................6

                  Section 2.01. Purchase and Sale of the Assets...................................................6

                  Section 2.02. Purchase Price; Assumption of Liabilities.........................................6

                  Section 2.03. Closing...........................................................................7

                  Section 2.04. Allocation........................................................................7

                  Section 2.05. Closing Deliveries by Seller......................................................7

                  Section 2.06. Closing Deliveries by Purchaser...................................................8

                  Section 2.07. Prorations and Adjustments........................................................8


ARTICLE III. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER..................................................9

                  Section 3.01. Incorporation and Authority of Seller.............................................9

                  Section 3.02. No Conflict.......................................................................9

                  Section 3.03. Consents and Approvals............................................................9

                  Section 3.04. Absence of Certain Changes or Events..............................................10

                  Section 3.05. Absence of Litigation.............................................................10

                  Section 3.06. Compliance with Laws..............................................................10

                  Section 3.07. Licenses and Permits..............................................................10

                  Section 3.08. The Assets........................................................................11

                  Section 3.09. Real Property.....................................................................11

                  Section 3.10. Employee Benefit Matters; Labor Matters...........................................12

                  Section 3.11. Contracts.........................................................................13

                  Section 3.12. Intangible Assets.................................................................13

                  Section 3.13. Taxes.............................................................................13

                  Section 3.14. Brokers...........................................................................13

                  Section 3.15. Environmental Compliance..........................................................13

                  Section 3.16. Financial Information.............................................................14

                  Section 3.17. EXCLUSIVITY OF REPRESENTATIONS....................................................14


ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................14

                  Section 4.01. Incorporation and Authority of Purchaser..........................................14

                  Section 4.02. No Conflict.......................................................................14

                  Section 4.03. Consents and Approvals............................................................15

                  Section 4.04. Absence of Litigation.............................................................15

                  Section 4.05. FCC Qualification.................................................................15

                  Section 4.06. Brokers...........................................................................15

                  Section 4.07. EXCLUSIVITY OF REPRESENTATIONS....................................................15


ARTICLE V. ADDITIONAL AGREEMENTS..................................................................................16

                  Section 5.01. Conduct of Business Prior to the Closing..........................................16

                  Section 5.02. Access to Information.............................................................16

                  Section 5.03. Confidentiality...................................................................17

                  Section 5.04. Regulatory and Other Authorizations: Consents.....................................17

                  Section 5.05. Insurance.........................................................................18

                  Section 5.06. Notification......................................................................18

                  Section 5.07. No Other Bids.....................................................................18

                  Section 5.08. Covenant Not to Compete...........................................................18

                  Section 5.09. Non-Solicitation..................................................................18

                  Section 5.10. Environmental Remediation.........................................................18

                  Section 5.11. Time Brokerage Agreement..........................................................19

                  Section 5.12. Further Action....................................................................20


ARTICLE VI. EMPLOYEE MATTERS......................................................................................20

                  Section 6.01. Employees.........................................................................20

                  Section 6.02. Benefits..........................................................................20

                  Section 6.03. No Third Party Beneficiaries......................................................20


ARTICLE VII. CONDITIONS TO CLOSING................................................................................20

                  Section 7.01. Conditions to Obligations of Seller...............................................20

                  Section 7.02. Conditions to Obligations of Purchaser............................................21


ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER...................................................................22

                  Section 8.01. Termination.......................................................................22

                  Section 8.02. Results of Termination............................................................23

                  Section 8.03. Waiver............................................................................24


ARTICLE IX. POST CLOSING OBLIGATIONS..............................................................................24

                  Section 9.01. Indemnification by Purchaser......................................................24

                  Section 9.02. Indemnification by Seller.........................................................24

                  Section 9.03. Notification of Claims............................................................25

                  Section 9.04. Certain Exclusive Remedies........................................................26

                  Section 9.05. Post-Closing Access...............................................................26


ARTICLE X. GENERAL PROVISIONS.....................................................................................27

                  Section 10.01. Survival.........................................................................27

                  Section 10.02. Expenses.........................................................................27

                  Section 10.03. Assignment by Purchaser..........................................................27

                  Section 10.04. Assignment by Seller.............................................................27

                  Section 10.05. Like-Kind Exchange...............................................................27

                  Section 10.06. Risk of Loss.....................................................................28

                  Section 10.07. Notices..........................................................................28

                  Section 10.08. Public Announcements.............................................................29

                  Section 10.09. Headings.........................................................................29

                  Section 10.10. Severability.....................................................................29

                  Section 10.11. Entire Agreement.................................................................29

                  Section 10.12. Successors and Assigns...........................................................29

                  Section 10.13. No Third-Party Beneficiaries.....................................................30

                  Section 10.14. Amendment........................................................................30

                  Section 10.15. Sections and Schedules...........................................................30

                  Section 10.16. Governing Law....................................................................30

                  Section 10.17. Counterparts.....................................................................30

                  Section 10.18. No Presumption...................................................................30

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of August 14, 1998, by and among Chancellor Media Corporation of Illinois (as successor by merger with Chancellor Media Corporation of Chicago AM), a Delaware corporation ("Chancellor-Illinois"), Chancellor Media Illinois License Corp. (as successor by merger with WMVP-AM License Corp.), a Delaware corporation ("WMVP", WMVP and Chancellor-Illinois are referred to collectively herein as "Seller") and ABC, Inc. ("Purchaser").

                                   BACKGROUND:

         1. Chancellor-Illinois is the owner and operator of WMVP(AM), 1000 khz, Chicago, Illinois (the "Station"), and owns assets used or held for use in connection with the business and operation of the Station. WMVP, a wholly owned subsidiary of Chancellor-Illinois, is the licensee of the Station pursuant to certain authorizations issued by the Federal Communications Commission (the "Commission" or "FCC").

         2. Seller desires to sell and assign and Purchaser desires to purchase and acquire certain property and assets used or held for use in connection with the business and operation of the Station in accordance with the terms set forth in this Agreement (the "Transaction").

         3. The parties acknowledge that the licenses issued by the Commission for the operation of the Station may not be assigned without the prior written consent of the Commission.

         Accordingly, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:

         "Accounts Receivable" means Seller's interest in its accounts receivable for cash for services performed or provided by Seller prior to the Closing Date.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

         "Agreement" means this Agreement, including the Disclosure Schedule, all exhibits and schedules hereto, all documents, certificates and instruments delivered pursuant hereto and all amendments hereto made in accordance with
Section 10.14.

         "Assets" means all assets, tangible and intangible, personal, real or mixed, used or held for use in connection with the business and operation of the Station, including the following (but excluding the Excluded Assets):

          (i) the goodwill relating to the Station;

          (ii) all rights in respect of the Real Property;

          (iii) all furniture, fixtures, equipment, machinery and other tangible personal property, including the transmitters, broadcast related transmission equipment, studio equipment and music library, used or held for use in connection with the business and operation of the Station, including those listed under the heading Tangible Personal Property in the Disclosure Schedule (the "Tangible Personal Property") and any manufacturer's, distributor's or other warranties relating thereto;

          (iv) the Station's public inspection file, engineering data, transmission logs and user and/or operational documents for the Assets and all sales and promotional literature, customer lists and other sales related materials of the Station;

          (v) all intellectual property used in connection with the operation of the Station, together with all registrations, applications and rights relating thereto (the "Intangible Assets") including those listed in
     Section 3.12 of the Disclosure Schedule;

          (vi) the following contracts entered into in connection with the operation of the Station (collectively, the "Contracts"):

                  (a) (i) the licenses, sublicenses, agreements, leases, employment contracts, Trade Agreements and other agreements listed in Section
3.11 of the Disclosure Schedule, and (ii) those entered into after the date hereof and prior to the Closing in accordance with Section 5.01(c)(iii) hereof; and

                  (b) all contracts or commitments for the sale of time on the Station for cash.

          (vii) all of the FCC Licenses and Station Applications; and

          (viii) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations and all applications therefore, to the extent transferable.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

         "Cash" means the aggregate of all of Seller's cash on hand as of the Closing and any of Seller's interests in its cash equivalents and bank accounts in connection with the operation of the Station.

         "Chicago Bulls Contract" means the Chicago Professional Sports Limited Partnership pursuant to Section 17 of the Radio License Agreement, dated as of April 18, 1995, by and among Chancellor-Illinois, Chancellor Media Corporation of Los Angeles and Chicago Professional Sports Limited Partnership.

         "Chicago White Sox Contract" means the Chicago White Sox, Ltd. pursuant to the Radio License Agreement, dated as of April 18, 1995, by and among Chancellor-Illinois, Chancellor Media Corporation of Los Angeles and Chicago White Sox, Ltd.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Act" means the Communications Act of 1934, as amended.

         "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto.

         "Environmental Claim" means any claim, actions, cause of action, investigation, or notice (whether written or oral) by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, or civil or criminal penalties arising out of or resulting from (i) the actual or alleged presence or release into the environment of any Substance of Concern used in connection with the operation of the Assets or (ii) circumstances forming the basis for any actual or alleged violation of any Environmental Law.

         "Environmental Laws" means all federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, wetlands, land surface, and subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Substances of Concern or the manufacture, processing, formulation, testing, distribution, use, treatment, storage, disposal, transport or handling of Substances of Concern.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means certain of the assets of the Station that shall not be among the Assets purchased pursuant to this Agreement. The Excluded Assets include, but are not limited to, the following:

                  (c) Seller's Cash, Accounts Receivable, securities, investments, deposits, prepayments (including prepaid taxes and insurance), refunds and overpayments of any Taxes for periods prior to the Closing Date; and

                  (d) any insurance policies and proceeds thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposits or other similar items and cash surrender value in regard thereto.

         "FCC Application" means the requisite applications and other necessary documents or instruments requesting the FCC Consent.

         "FCC Consent" means the FCC's grant of its consent to the transfer or assignment of the FCC Licenses to Purchaser pursuant to this Agreement.

         "FCC Licenses" means all of the licenses, permits, authorizations and call letters granted and issued from time to time by the FCC to WMVP for the operation of the Station as currently operated.

         "Final Order" means written action or an order issued by the FCC evidencing the FCC Consent which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing or appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired.

         "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "IRS" means the Internal Revenue Service.

         "knowledge of Seller", "Seller's knowledge" or "best of Seller's knowledge" means the actual knowledge of Seller, after due inquiry.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Liabilities" means all liabilities or obligations with respect to the Assets or Station, whether direct or indirect, matured or unmatured or absolute, contingent or otherwise.

         "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of any state or comparable Law of any U.S. jurisdiction.

         "Material Adverse Effect" means a material adverse effect on the Assets, taken as a whole, or on the results of operations or the condition (financial or otherwise) of the Station; provided, however, that any material adverse effect arising out of or resulting from an event or series of events or circumstances affecting (i) the radio broadcast industry generally or (ii) the market in which the Station operates, shall not constitute a Material Adverse Effect.

         "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanic, material and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens arising under any Contract; and (d) Liens not created by Seller which affect the underlying fee interest of any leased Real Property.

         "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Station Applications" means all applications for modification, extension or renewal of any FCC License and any pending applications for any new FCC Licenses.

         "Substance(s) of Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, petroleum and petroleum products.

         "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, employment, franchise, profits, gains, property, transfer, use, payroll, license, stamp, occupation, withholding, environmental intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

         "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         "Trade Agreements" means those contracts or commitments for the sale of advertising time on the Station in exchange for goods and services listed in
Section 3.11 of the Disclosure Schedule.

         Section 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:


                         TERM                                   SECTION
                         ----                                   -------
               Acquisition Proposal                               5.07
               Adjustment Time                                    2.07
               Allocation                                         2.04
               Appraiser                                          2.04
               Assumed Liabilities                                2.02(b)
               Base Price                                         2.02
               Broker                                             3.14
               Closing                                            2.03
               Closing Date                                       2.03
               Closing Date Adjustments                           2.07
               COBRA                                              6.02
               Collection Period                                  9.05(b)
               Commission                                         Recitals
               Continuation Period                                6.01(c)
               Employee Plans                                     3.10(a)
               Environmental Reports                              5.10(a)
               Escrow Agent                                       2.02(a)
               Escrow Agreement                                   2.02(a)
               Escrow Deposit                                     2.02(a)
               FCC                                                Recitals
               Improvements                                       3.09(a)
               Indemnified Party                                  9.03(a)
               Indemnifying Party                                 9.03(a)
               Independent Environmental Arbitrator               5.10(c)
               Leased Real Property                               3.09(b)
               Losses                                             9.03(a)
               Material Contracts                                 5.04(d)
               One-to-a-Market Waiver                             5.04(a)
               Outside Date                                       8.01(b)

               Owned Real Property                                3.09(a)
               Payment Date                                       2.07
               Purchase Price                                     2.02(a)
               Purchaser                                          Preamble
               Purchaser Indemnified Parties                      9.02(a)
               Real Property Leases                               3.09(b)
               Receivable Statement                               9.05(a)
               Seller                                             Preamble
               Seller Existing Stations                           5.08
               Seller Indemnified Parties                         9.01(a)
               Station                                            Recitals
               Station Employees                                  6.01
               Transaction                                        Recitals
               Transferred Employees                              6.02
               Warranty Period                                    10.01

         Section 1.03. Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the term "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (d) the word "or" shall not be exclusive.

                                   ARTICLE II.
                                PURCHASE AND SALE

         Section 2.01. Purchase and Sale of the Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller the Assets (free and clear of all Liens other than Permitted Liens).

         Section 2.02. Purchase Price; Assumption of Liabilities. (a) Subject to the adjustments set forth in Section 2.08, at the Closing, Purchaser shall pay TWENTY-ONE MILLION DOLLARS ($21,000,000) (the "Base Price") in cash to Seller as follows: (i) an escrow deposit equal to ONE MILLION FIFTY THOUSAND DOLLARS ($1,050,000) (the "Escrow Deposit") shall be deposited with the Escrow Agent (as hereinafter defined) upon the execution of this Agreement pursuant to an escrow agreement to be entered into by Purchaser, Seller and an escrow agent reasonably acceptable to both Purchaser and Seller (the "Escrow Agent") in substantially the form attached hereto as Exhibit A (the "Escrow Agreement") and unless it is otherwise released prior to Closing pursuant to Section 8.02 hereof, the Escrow Deposit shall be transferred to Seller by wire transfer at the Closing and credited to the Purchase Price and (ii) the balance of the Base Price at the Closing as provided in Section 2.07(a) (the Base Price, including the Escrow Deposit, are referred to collectively herein as the "Purchase Price").

         (b) At the Closing, Purchaser shall assume only the liabilities and obligations of Seller pursuant to the Contracts, which are to be performed after the Closing Date and as otherwise expressly set forth in this Agreement (the "Assumed Liabilities").

         (c) Except as expressly provided in Section 2.02(b) and Article VI hereof, Purchaser shall not and does not assume any liability or obligation of Seller, fixed or contingent, disclosed or undisclosed, including without limitation, lease or contractual obligations or commitments of Seller or pensions, severance or other employee benefit plans programs or practices, Tax liabilities, any other claims against Seller of any kind or nature whatsoever involving facts, events or circumstances arising on or prior to the Closing, no matter when raised. Except as expressly provided in this Section 2.02(c), Purchaser shall not be required to defend any suit or claim arising out of any act, event or transaction occurring on or prior to the Closing Date or out of any condition existing on or prior to the Closing Date, in connection with the ownership or operation of the Station, not expressly assumed by Purchaser hereunder.

         Section 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 A.M. (Washington, D.C.
time) on the tenth (10th) Business Day following the later to occur of (i) the expiration or termination of the applicable waiting periods under the HSR Act and (ii) the satisfaction or waiver of the other conditions to the obligations of the parties set forth in Article VII, at the offices of Seller's counsel, Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). The Closing shall be effective as of 11:59 p.m. on the Closing Date.

         Section 2.04. Allocation. Within ninety (90) days after the Closing Date, Purchaser shall provide to Seller an allocation of the Purchase Price among the Assets (the "Allocation"). The Allocation shall be deemed final unless Seller has notified Purchaser within thirty (30) days after the submission of such Allocation that Seller disputes the Allocation. If Purchaser and Seller are unable to agree to the Allocation as submitted by Purchaser within thirty (30) days after Seller's notice, the parties shall jointly appoint and engage an independent appraisal firm (the "Appraiser"), of national or regional repute, to perform an independent appraisal of the Assets in dispute. The parties agree to be bound by the findings of the Appraiser as to the Allocation. Purchaser and Seller agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns and in the course of any tax audit, appeal or litigation relating thereto. Purchaser and Seller shall share equally the fees of the Appraiser.

         Section 2.05. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

         (a) One or more assignments transferring to Purchaser all of the rights, title and interests of Seller in and to the FCC Licenses, and all other licenses, permits, and authorizations issued by any other governmental authorities that are used in or necessary for the lawful operation of the Station.

         (b) One or more bills of sale conveying to Purchaser the Tangible Personal Property.

         (c) Opinions of Seller's Counsel substantially in the form of Exhibit B, subject to customary qualifications.

         (d) One or more assignments of the Contracts.

         (e) One or more assignments of the Intangible Assets.

         (f) A receipt for the Purchase Price.

         (g) The certificates and other documents required to be delivered pursuant to Section 7.02.

         (h) A properly executed statement pursuant to Treasury Regulation
Section 1.1445-2(b)(2) for purposes of satisfying Purchaser's obligations under
Section 1445 of the Code and the regulations thereunder.

         Section 2.06. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

         (a) The balance of the Purchase Price after the application of the Escrow Deposit thereto by wire transfer in immediately available funds pursuant to wire instructions that Seller shall deliver to Purchaser prior to Closing.

         (b) The certificates and other documents required to be delivered pursuant to Section 7.01.

         (c) An opinion of Purchaser's counsel substantially in the form of Exhibit C subject to customary qualifications.

All deliveries under Sections 2.05 and 2.06 shall occur simultaneously.

         Section 2.07. Prorations and Adjustments. The operation of the Station and the income and all expenses, including without limitation assumed liabilities and prepaid expenses, attributable thereto through 11:59 p.m. on the Closing Date (the "Adjustment Time") shall be for the account of Seller and thereafter for the account of Purchaser. Expenses for goods or services received both before and after the Adjustment Time, taxes and assessments, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Purchaser as of the Adjustment Time (the "Closing Date Adjustments"). All special assessments and similar charges or liens imposed against the Assets in respect of any period of time up to the Adjustment Time, whether then due or are payable thereafter (in installments or otherwise), shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Time shall be the responsibility of Purchaser, and such charges shall be adjusted as required hereunder. Five (5) days prior to the Closing Date, Seller shall deliver a statement of all known proratable items and the net amount due one party to the other as a result thereof (which statement shall set forth in reasonable detail the basis for those amounts). At the Closing, Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as the case may be, the net amount due as a result of the apportionments (excluding any item that is in dispute). Within thirty (30) days after the Closing (the "Payment Date"), Purchaser shall deliver to Seller a statement of any additional proratable items, together with the apportionments for any such additional proratable items and Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as the case may be, any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Seller disputes Purchaser's determinations, or if at any time after delivery of Purchaser's statement of determinations, either party determines that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the party shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties. If the parties are unable to resolve the matter, the matter shall be resolved by Arthur Andersen LLP, whose decision on the matter shall be rendered in writing within thirty (30) days following submission of the dispute to them and whose fees and expenses shall be borne equally by the parties. Such decision shall be binding upon the parties. All amounts due pursuant to this subsection that are not paid by the Payment Date shall bear interest from the Payment Date until paid at a rate per annum equal to generally prevailing prime interest rate (as reported by The Wall Street Journal) plus five percent (5%). Notwithstanding the foregoing, there shall be no proration for liabilities for air time or rights to receive goods or services or otherwise under the Trade Agreements.

                                  ARTICLE III.
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         Seller represents and warrants to Purchaser as follows:

         Section 3.01. Incorporation and Authority of Seller. Each Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Chancellor-Illinois is duly qualified to do business in the State of Illinois. The execution and delivery of this Agreement by each Seller, the performance by Seller of its obligations hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

         Section 3.02. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained and all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Purchaser or as described in Section 3.02 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller, except as would not, individually or in the aggregate, have a Material Adverse Effect or prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller or by which, to the knowledge of Seller, the Assets are bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect or prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby.

         Section 3.03. Consents and Approvals. The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person except (a) as described in Section 3.03 of the Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) for consents required from the FCC prior to the Closing and those notices to be filed with the FCC after the Closing, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby, (e) as would not have a Material Adverse Effect; (f) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or its Affiliates; and
(g) for
the consents required under the Chicago Bulls Contract and the Chicago White Sox Contract for the assignment of such contracts.

         Section 3.04. Absence of Certain Changes or Events. (a) Since December 31, 1997, except as disclosed in Section 3.04(a) of the Disclosure Schedule, the business of the Station has been conducted in the ordinary course and consistent with past practice.

         (b) Since December 31, 1997 and, except as set forth in Section 3.04(b) of the Disclosure Schedule or as contemplated by this Agreement or in the ordinary course of business there has not been:

                           (i) a Material Adverse Effect;

                           (ii) the creation of any material Lien on the Assets, other than Permitted Liens;

                           (iii) any establishment or material increase in any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plans, or other material increase in the compensation payable or to become payable to any officer or key employee of the Station by Seller except, in any case described above, as may be required by Law, existing contracts or applicable collective bargaining agreements;

                           (iv) any employment or severance agreement providing for annual compensation or severance payments in excess of $50,000 entered into by Seller with any of the Station Employees (as defined below);

                           (v) any sale, assignment, transfer, lease or other disposition or agreement by Seller to sell, assign, transfer, lease or otherwise dispose of any of the Assets having an aggregate replacement value exceeding $50,000;

         Section 3.05. Absence of Litigation. Except as set forth in Section
3.05 of the Disclosure Schedule, there are no Actions pending, or to Seller's knowledge threatened against Seller or to which any of the Assets are subject, before any Governmental Authority that, individually or in the aggregate, would have a Material Adverse Effect or would prohibit Seller from consummating the purchase and sale of the Assets as contemplated hereby.

         Section 3.06. Compliance with Laws. Except as set forth in Section 3.06 of the Disclosure Schedule, to the knowledge of Seller, Seller is not in material violation of any Law or Governmental Order applicable to the Station or any material Asset, or by which either the Station or any material Asset is bound.

         Section 3.07. Licenses and Permits. Except as set forth in Section 3.07 of the Disclosure Schedule, to the best of Seller's knowledge, WMVP holds and is in material compliance with all FCC Licenses necessary to operate the Station as currently operated, each of which is listed in Section 3.07 of the Disclosure Schedule. Except as set forth in Section 3.07 of the Disclosure Schedule, to the best of Seller's knowledge, no governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the FCC Licenses are required to operate the Station as a radio broadcast station in substantially the same manner as the Station is being operated as of the date hereof, other than those that the failure to hold or obtain would not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of the Station. Except as set forth in Section 3.07 of the Disclosure Schedule, to the best of Seller's knowledge, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting radio broadcast stations generally, no application, complaint, action or proceeding is pending, or threatened in writing, that would reasonably be expected to result in (i) the denial of an application for renewal of any of the FCC Licenses, (ii) the revocation, modification, nonrenewal or suspension of any of the FCC Licenses, (iii) the issuance of a cease-and-desist order with respect to any of the FCC Licenses or (iv) the imposition of any material administrative or judicial sanction with respect to Seller or the Station. To Seller's knowledge, there is no fact or circumstance relating to Seller or any of Seller's Affiliates that would cause the FCC to deny the FCC Application.

         Section 3.08. The Assets. (a) Except as set forth in Section 3.08(a) of the Disclosure Schedule, to Seller's knowledge, the Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Chancellor-Illinois and are used or held for use in the operation of the Station as of the date hereof. To Seller's knowledge, and except as set forth in Section 3.08(a) of the Disclosure Schedule, (i) all of the Tangible Personal Property material to the operation of the Station is in good operating condition and repair, subject to normal wear and maintenance, except to the extent the failure to be in such condition or repair would not result in a Material Adverse Effect, and (ii) the Assets constitute all of the assets necessary for the continued operation of the Station in substantially the same manner as conducted on the date of this Agreement.

         (b) Chancellor-Illinois holds good title to or has valid leasehold interests in all of the Assets (other than the leased Real Property as to which the provisions of Section 3.09 apply), free and clear of any and all Liens, except (i) as disclosed in Section 3.08(b) of the Disclosure Schedule, (ii) for Permitted Liens and (iii) for Liens created by or through Purchaser or any of its Affiliates.

         Section 3.09. Real Property. (a) Owned Real Property. Section 3.09(a) of the Disclosure Schedule contains a true and complete description of all real property owned and held by Seller (the "Owned Real Property") which is used or useful in connection with the Station or any of the Assets, and all building, structures, towers, and improvements situated, mounted and located thereon (the "Improvements"), and all easements, rights-of-way, riparian and other water rights, appurtenances, licenses, permits and other rights pertaining to or accruing to the benefit of such property.

         (b) Leased or Licensed Real Property. Section 3.09(b) of the Disclosure Schedule contains a true and complete description of all real property leased or licensed by Seller (the "Leased Real Property") which is used or useful in connection with the operations of the Stations or the Assets, including leases wherein Seller leases or subleases any portion of its Owned Real Property or Leased Real Property to other parties. Each of the leases representing a leasehold interest (whether as lessor or lessee) included in the Real Property (the "Real Property Leases") is a legal, valid and binding obligation of the parties thereto that is enforceable in accordance with its terms and is in full force and effect. Seller enjoys peaceful and undisturbed possession thereunder and there are no defaults thereunder which could have a material adverse effect on the Station and no circumstances or events have occurred which could have a material adverse effect on the Station.

         (c) Compliance. Except as set forth on Section 3.09(c) of the Disclosure Schedule, all of the Owned Real Property and, to the best of Seller's knowledge, the Leased Real Property, is in material compliance with applicable laws, including zoning, land use and building code laws, ordinances and regulations necessary to conduct the operations of the Station as presently conducted, and the transactions contemplated by this Agreement could not reasonably be expected to result in the revocation of any permit or variance. Except as set forth on Section 3.09(c) of the Disclosure Schedule, all of the Improvements are in good condition and repair and conform to generally accepted industry practice. Without limiting the generality of the foregoing, each tower and transmitter is in material compliance with, and taking into consideration all of the uses to be made of the towers and transmitters by Purchaser, Seller and any lessees as reflected on Section 3.09(c) of the Disclosure Schedule, will be in material compliance with all applicable building code requirements.

         (d) Title to Owned Real Property. Except as specifically set forth on
Section 3.09(d) of the Disclosure Schedule, Seller has, and Purchaser will receive on the Closing Date, (i) good and insurable fee simple title to all of the Owned Real Property; (ii) good and valid leasehold interest in all the Leased Real Property, in each case free and clear of all Encumbrances. The Owned Real Property and the Leased Real Property and the Improvements thereon have direct and unobstructed access to public utilities, to the extent necessary for the users to which such Real Property and all of the Improvements are presently devoted, and to a public street. All Improvements with respect to the Owned Real Property and, to the best of Seller's knowledge, the Leased Real Property, lie entirely within the boundaries of the Real Property, and no structure of any kind encroaches on the property of another party. No portion of the Real Property or any Improvements are the subject of, or affected by, any condemnation or eminent domain proceedings currently instituted or pending, and no such proceedings are threatened. Except as set forth on Section 3.09(d) of the Disclosure Schedule, neither the Real Property nor any of the Improvements is subject to any lease, sublease, covenant or other restriction preventing or limiting Seller's right to convey it or use it for the various purposes for which it is being used.

         Section 3.10. Employee Benefit Matters; Labor Matters.

         (a) Except as disclosed in Section 3.10(a) to the Disclosure Schedule, Seller does not as of the date of this Agreement maintain, contribute to, sponsor or have any obligation under any employee benefit plans (within the meaning of Section 3(3) of ERISA) or any bonus, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements (collectively, the "Employee Plans") for the benefit of any current employee of the Station, other than plans, programs, arrangements, contracts or agreements for which no benefits are payable after the Closing. Seller has delivered to Purchaser a true and complete copy of each Employee Plan and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Employee Plan: (i) a copy of each trust or other funding arrangement, (ii) the most recently filed IRS Form 5500 and (iii) the most recently received IRS determination letter.

         (b) Except as set forth on Section 3.10(b) of the Disclosure Schedule, Seller is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to employees of the Station. Except as set forth on Section 3.10(b) of the Disclosure Schedule, no employee of any of the Station is represented by any labor union or collective bargaining agreement and there are no collective bargaining or other labor agreements with respect to employees of the Stations. Seller is not engaged in any unfair labor practice with respect to any such employees of the Station, and except as set forth on Section 3.10(b) of the Disclosure Schedule, during the past three (3) years no unfair labor practice charge or complaint against Seller with respect to the Station has been filed before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the best knowledge of Seller, none is threatened. There is no labor strike, dispute, request for representation, slowdown or stoppage pending and, to the best knowledge of Seller, none is or has been threatened.

         Section 3.11. Contracts. To the best of Seller's knowledge, each of the Contracts that is material to the operation of the Station is in full force and effect and is unimpaired by any breach of Seller that would give any other party thereto the right to terminate such contract or receive damages from Purchaser after the Closing Date. To the knowledge of Seller, no other party to any Contract is in material default of its obligations under such Contract.

         Section 3.12. Intangible Assets. Other than as set forth in Section
3.12 of the Disclosure Schedule there are no material patents, patent applications, trademarks, trade names, service marks, copyright registrations or copyright applications licensed or used by or registered in the name of Seller which apply to the Station. To the best of Seller's knowledge, Seller owns all right, title and interest in, and right and authority to use in connection with the conduct of the business of the Station as presently conducted, without infringing on the rights of any party, all of the Intangible Assets.

         Section 3.13. Taxes. Except as set forth on Section 3.13 of the Disclosure Schedule:

                           (i) Seller has filed or caused to be filed all Tax Returns required to be filed with any taxing authority prior to the date hereof, except those Tax Returns for which requests for extensions have been timely filed, and all such Tax Returns are correct and complete in all material respects;

                           (ii) Seller has paid or caused to be paid all Taxes due and payable.

                           (iii) Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

         Section 3.14. Brokers. Except for Media Venture Partners ("Broker"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Purchaser is solely responsible for the fees and expenses of Broker.

         Section 3.15. Environmental Compliance. (a) Except as set forth on
Section 3.15(a) of the Disclosure Schedule or except as would be reasonably anticipated to have a material adverse effect, with respect to the Assets, Seller is, to the best of Seller's knowledge, in material compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, Seller's possession of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth on Section 3.15(a) of the Disclosure Schedule, with respect to the Assets, Seller has not received any written communication from a governmental authority that alleges that Seller is not in material compliance with the Environmental Laws, and, to Seller's best knowledge, after due inquiry, there are no circumstances that may prevent or interfere with such material compliance in the future.

         (b) Except as set forth on Section 3.15(b) of the Disclosure Schedule or except as would not reasonably be anticipated to have a material adverse effect, with respect to the Assets, there is no Environmental Claim pending or threatened against Seller.

         (c) Except as set forth on Section 3.15(c) of the Disclosure Schedule, with respect to the Assets, to the best of Seller's knowledge, there are no past or present actions or activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Substance of Concern) that could form the basis of a credible Environmental Claim against Seller or the Assets.

         With respect to the Assets, Seller has previously delivered to Purchaser or allowed Purchaser access to copies of environmental audit reports, Phase I investigation reports, technical reports regarding environmental sampling results, and similar reports set forth on Section 3.15 of the Disclosure Schedule that were in the possession of Seller or its contractors or agents relating to the Owned Real Property.

         Section 3.16. Financial Information. Section 3.16 of the Disclosure Schedule sets forth the Unaudited Balance Sheet and the related Unaudited Statement of Income for the Station for the year ended December 31, 1997 and for the five-month period ended May 31, 1998 (the "Financial Statements"). Except as set forth on Section 3.16 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position and results of operations of the Station for the periods indicated therein.

         Section 3.17. EXCLUSIVITY OF REPRESENTATIONS.

         THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         Section 4.01. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, is and at Closing will be duly qualified to do business in and in good standing under the laws of the State of Illinois and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

         Section 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Purchaser pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, prohibit Purchaser from consummating the purchase and sale of the Assets as contemplated hereby.

         Section 4.03. Consents and Approvals. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) as described in a writing delivered to Seller by Purchaser on the date hereof, (b) the notification requirements of the HSR Act, (c) for consents required from the FCC prior to the Closing and those notices to be filed with the FCC after the Closing, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prohibit Purchaser from consummating the purchase and sale of the Assets as contemplated hereby and (e) as may be necessary as a result of any facts or circumstances relating solely to Seller or its Affiliates.

         Section 4.04. Absence of Litigation. There are no Actions pending against Purchaser before any Governmental Authority that, individually or in the aggregate, would prohibit Purchaser from consummating the purchase and sale of the Assets as contemplated hereby.

         Section 4.05. FCC Qualification. Except as described in a letter referencing this Section 4.05 delivered to Seller by Purchaser on the date hereof, Purchaser is legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire the FCC Licenses and own and operate the Station. Except as described in a letter referencing this Section 4.05 delivered to Seller by Purchaser on the date hereof, there are no proceedings pending or, to the knowledge of Purchaser, threatened in writing, or facts, which could reasonably be expected to disqualify Purchaser under the Communications Act or otherwise from acquiring the FCC Licenses or owning and operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to Purchaser. There is no fact or circumstance relating to Purchaser or any of its Affiliates that could (i) cause the FCC to deny the FCC application for assignment of the FCC Licenses as provided for in this Agreement or (ii) delay processing of the FCC application for the assignment of the FCC Licenses as provided for in this Agreement because the FCC is considering whether acts or omissions of Purchaser or any of its Affiliates warrant admonishing Purchaser or any of its Affiliates, or imposing a fine, forfeiture, or other penalty against Purchaser or any of its Affiliates.

         Section 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         Section 4.07. EXCLUSIVITY OF REPRESENTATIONS.

         THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. PURCHASER HEREBY

DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

         Section 5.01. Conduct of Business Prior to the Closing. (a) Between the date hereof and the Closing Date, Purchaser shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation, including complete control and supervision of all programs, employees and policies of the Station shall be the sole responsibility of Seller. Neither title nor right to possession of the Assets or the Station shall pass to Purchaser until the Closing, but Seller shall use its reasonable best efforts to provide to Purchaser opportunity for reasonable inspection of the Station and the Assets (upon reasonable prior notice) during normal business hours with the purpose that an uninterrupted and efficient transfer thereof may be accomplished.

         (b) Unless Purchaser otherwise agrees in writing and except as otherwise set forth herein or in the Disclosure Schedule, between the date hereof and the Closing Date, Seller shall, (i) conduct the business of the Station only in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to keep available to Purchaser the services of the key employees and on-air talent of the Station, (iii) use commercially reasonable efforts to preserve the current relationships of the Station with its customers, suppliers, distributors and other Persons with which the Station has significant business relationships, and (iv) pay and discharge all material liabilities of the Station substantially in accordance with their terms (other than liabilities being contested in good faith).

         (c) Unless Purchaser otherwise agrees in writing and except as otherwise set forth herein, between the date hereof and the Closing Date, Seller shall not do any of the following without the prior written consent of
Purchaser: (i) grant any Lien on any Asset, other than Permitted Liens, or incur any liabilities other than, in either such case, in the ordinary course of business consistent with past practice, (ii) sell, assign, lease or otherwise transfer or dispose of any material Asset other than in the ordinary course of business, consistent with past practices of the Station, (iii) acquire any program rights or enter into any contract, agreement, commitment, license or understanding or amend, renew or extend any Contract listed in Section 3.11 of the Disclosure Schedule except in the ordinary course of business and consistent with past business practices of the Station and involving aggregate payments or obligations not to exceed $50,000 individually or $150,000 in the aggregate for all such contracts which shall be assumed by Purchaser; provided, however, that in the event that Purchaser does not respond to Seller's notice of its intent to enter into any such agreement within five (5) business days of its receipt thereof, Seller may proceed to enter into the agreement set forth in such notice, (iv) knowingly take any action which could jeopardize the validity or enforceability of or rights under the FCC Licenses, other material authorizations or material Contracts, (v) enter into any new contract, agreement, commitment or understanding, or amend, renew or extend any Contract for the employment by the Station of any employee, consultant or on-air talent, or (vi) enter into any new trade or barter contract, commitment or arrangement, or agree to amend, renew or extend any Trade Agreement.

         Section 5.02. Access to Information. From the date hereof until the Closing Date, Seller shall, upon reasonable notice from Purchaser (i) afford the officers, employees and agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Station and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the Business and the Assets as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business of the Station or any of the businesses or operations of Seller.

         Section 5.03. Confidentiality. Each party agrees that any and all information learned or obtained by it from the other (and that is not otherwise public or known in the radio broadcast industry) shall be confidential and agrees not to disclose any such information to any person whatsoever other than as is necessary for the purpose of effecting the Transaction or as otherwise required by law or securities exchange regulations. In the event this Agreement is terminated, all confidential information provided by Seller to Purchaser shall be returned to Seller, unless the same is reasonably retained in connection with litigation or other proceedings between the parties relating to this Agreement.

         Section 5.04. Regulatory and Other Authorizations: Consents. (a) Each party hereto shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals provided, however that Seller shall have no obligations with respect to Purchaser's request for a waiver from the application of the FCC's one-to-a-market rule (the "One-to-a-Market Waiver"). The parties hereto will not knowingly take any action that would have the effect of delaying, impairing or impeding the receipt of any required approval.

         (b) Seller and Purchaser shall prepare and file with the FCC as soon as practicable, but in no event later than 15 Business Days after the execution of this Agreement, the FCC Applications. After the aforesaid FCC Applications have been filed with the FCC, Seller and Purchaser shall prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent; provided, however, except as provided in the following sentence, that neither Seller nor Purchaser shall be required to pay consideration to any third party to obtain the FCC Consent. Purchaser and Seller shall share equally the cost of all FCC filing fees relating to the Transaction.

         (c) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Purchaser and Seller shall share equally all filing fees associated with the HSR filings.

         (d) Each party hereto agrees to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement; provided, however, that Seller in cooperation with Purchaser shall use its commercially reasonable efforts to obtain each consent identified in Section 3.03 of the Disclosure Schedule, including the consents or waivers required for the Chicago Bulls Contract and the Chicago White Sox Contract, prior to the Closing Date. Each party hereto agrees that the Contracts identified as material on Section 3.03 of the Disclosure Schedule (the "Material Contracts") must be assumed by Purchaser and Seller will make its best efforts to obtain the necessary consents to assign the Material Contracts to Purchaser. Notwithstanding the foregoing, neither Seller nor Purchaser shall be required to pay consideration to any third party to obtain any such consent or approval, other than Seller's obligations to pay Appreciation Rights pursuant to the Chicago Bulls Contract and the Chicago White Sox Contract. In addition, to the extent that Seller has not obtained and delivered to Purchaser on or prior to the Closing Date, the consents identified in Section 3.03 of the Disclosure Schedule, then Seller shall provide Purchaser with the benefits arising under the contracts and Purchaser shall perform any obligations arising under such contracts after the Closing Date.

         Section 5.05. Insurance. Seller shall maintain all existing insurance policies, or comparable coverage, for the Station and the Assets, as listed in
Section 5.05 of the Disclosure Schedule.

         Section 5.06. Notification. Seller shall notify Purchaser, and Purchaser shall notify Seller, of any litigation, arbitration or administrative proceeding pending or, to Seller's knowledge, threatened in writing against Seller, on one hand, or Purchaser, on the other hand, which challenges the transactions contemplated hereby.

         Section 5.07. No Other Bids. From and after the date hereof, neither Seller nor any of Seller's Affiliates shall, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of Seller or any of Seller's Affiliates to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction or business combination involving the Station, or any proposal or offer to acquire in any manner a substantial equity interest in the Station or any proposal or offer to purchase of all or any significant portion of the Assets, other than the transactions contemplated hereby.

         Section 5.08. Covenant Not to Compete. Seller covenants and agrees that for a period of twenty-four (24) months from the Closing Date, neither Seller nor any of its Affiliates shall operate a commercial AM radio broadcast station or provide programming to a commercial AM radio broadcasting station in the Chicago, Illinois, metropolitan area radio market with a programming format that is substantially similar to the programming format of the Station, provided, however, that this Section 5.08 shall not (i) require Seller to change the current format of any station owned by it or its Affiliates, to which Seller or its Affiliates currently provides programming, in the Chicago, Illinois, metropolitan area radio market ("Seller Existing Stations"), (ii) limit Seller's ability to program "sports sets" or features on any Seller Existing Station consistent with the current format and programming of such Seller Existing Station, nor (iii) to the extent necessary to facilitate a group acquisition by Seller, limit Seller's ability to acquire a commercial AM radio broadcast station in the Chicago, Illinois metropolitan area radio market as a part of a group acquisition with an existing programming format substantially similar to the programming format of the Station; provided that Seller shall hold such station for no longer than six (6) months after the consummation of such group acquisition. For the purposes hereof, a programming format substantially similar to the programming format of the Station shall mean that described by industry publications as sports and talk radio.

         Section 5.09. Non-Solicitation. For a period of six (6) months from the Closing Date, Seller will not solicit or offer employment to any general sales manager, on-air talent or program director who is then a Transferred Employee or to an employee of a station owned by Purchaser or an Affiliate in the Chicago, Illinois metropolitan market and Purchaser shall not solicit or offer employment to any general manager, general sales manager, on-air talent or program director who is then an employee of a Seller Existing Station, except that a general solicitation through advertisement will not constitute a violation of this Section.

         Section 5.10. Environmental Remediation.

         (a) Seller and Purchaser acknowledge that Purchaser has retained an environmental consultant which has conducted Phase I and Phase II environmental assessments of Seller's Owned Real Property and issued an environmental report detailing such assessments, which report plus other reports prepared by or at the request of Seller are listed on Sections 3.15 (a), (b) and (c) of the Disclosure Schedule (collectively, the "Environmental Reports"). Subject to subsection (b) below, Seller agrees that if the matters referenced in the Environmental Reports relating to Seller's Owned Real Property indicate that Seller is not in compliance with Environmental Laws, Seller agrees that it will take any and all actions at its sole expense to come into compliance with Environmental Laws as identified in the Environmental Report. Seller shall not be required to remediate any other conditions referred to in the Environmental Report.

         (b) If Seller disputes that a particular condition or conditions referenced in the Environmental Reports indicates that Seller is not in compliance with Environmental Laws, it shall so notify Purchaser within forty-five (45) days of the date hereof. Upon such notice, Purchaser may either
(i) release Seller from the obligation to remediate such condition, or (ii) require that the matter be arbitrated in accordance with subsection (c) hereof.

         (c) In the event Seller disputes that the matters referenced in the Environmental Reports constitute that Seller is not in compliance with Environmental Laws, and Purchaser does not release Seller from the obligation to remediate such condition or conditions as provided for in subsection (b) above, Seller and Purchaser shall select an independent and nationally recognized environmental consulting firm (the "Independent Environmental Arbitrator") which shall determine within fifteen (15) Business Days after its selection if Seller's Owned Real Property is in compliance with Environmental Laws. If the Independent Environmental Arbitrator identifies that Seller is not in compliance with Environmental Laws and any conditions to be remedied to bring Seller's Owned Real Property into compliance with Environmental Laws, Seller agrees to take any and all actions at its sole expense to remedy the conditions identified. The fees of the Independent Environmental Arbitrator shall be borne equally by Seller and Purchaser. The decision of the Independent Environmental Arbitrator shall be final.

         (d) If Seller is required to take actions in accordance with the provisions of this Section 5.10, Seller agrees that it will proceed with reasonable diligence to take such actions and complete such actions prior to the Closing Date. Seller and Purchaser agree that if such actions cannot be remedied by the Closing Date, Seller shall have the ability to access Seller's Owned Real Property after the Closing Date in order to complete the remediation.

         (e) Seller's remediation obligations shall be deemed completed when the condition or conditions remediated are no longer in violation of Environmental Laws. (If Seller and Purchaser disagree as to the status of such environmental conditions after Seller's remediation efforts, the arbitration procedures of subsection (c) hereof shall be utilized.) Seller shall have no further obligations respecting any matters or conditions addressed in the Environmental Reports, but shall remain subject to its indemnification obligations under this Agreement with respect to timely-raised Environmental Claims regarding other environmental conditions which violate Environmental Laws.

         Section 5.11. Time Brokerage Agreement.

         On even date herewith, Seller and Purchaser shall enter into a Time Brokerage Agreement, substantially in the form of Exhibit D hereto.

         Section 5.12. Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

                                   ARTICLE VI.
                                EMPLOYEE MATTERS

         Section 6.01. Employees. Set forth in Section 6.01 of the Disclosure
Schedule is a true and complete list showing the names and current annual salary rates of all of the employees and on-air talent of the Station as of the date hereof (the "Station Employees"), which includes for such employees the amounts paid or payable as a base salary and lists any other compensation arrangements for such employees for 1997, including bonuses or other compensation arrangements. Such employees constitute all of the on-air talent and personnel working at the Station (whether full-time or part-time) or otherwise involved in the operations of the Station.

         Section 6.02. Benefits. Purchaser shall provide continuation health care coverage to all Station Employees who are offered employment and who accept employment with Purchaser as of the Closing (the "Transferred Employees") and their qualified beneficiaries who incur a qualifying event after the Closing in accordance with the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA ("COBRA"). Seller shall be responsible for providing continuation coverage to the extent required by law
(i) to any Transferred Employee who incurs a "qualifying event" under COBRA on or before the Closing Date and (ii) to any employee who is not a Transferred Employee who incurs a "qualifying event" under COBRA on or before the Closing Date.

         Section 6.03. No Third Party Beneficiaries. Nothing in this Article VI or elsewhere in this Agreement shall be deemed to make any of the Station Employees any other third party, third party beneficiaries of this Agreement.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

         Section 7.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (a) Representations, Warranties and Covenants.(i) The representations and warranties of Purchaser contained in Article IV (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date;
(ii) the obligations, covenants and agreements of Purchaser contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality shall have been performed or complied with and (B) that are not qualified as to materiality shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date, and (iii) Seller shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.

         (b) Communications Act. (i) The FCC Consent shall have been issued and shall contain no provision materially adverse to Seller;

         (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Assets contemplated hereby shall have expired or shall have been terminated;

         (d) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions; and

         (e) Resolutions. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 7.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of Seller contained in this Agreement (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date;
(ii) the obligations, covenants and agreements of Seller contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality, shall have been performed or complied with and (B) that are not qualified as to materiality, shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date; (iii) Purchaser shall have received a certificate to such effect signed by a duly authorized officer of Seller.

         (b) Validity of Station Licenses. On the Closing Date, WMVP shall be the owner and holder of the Station Licenses to the extent that such authorizations can be owned or held by WMVP or such assignee under the Communications Act of 1934, as amended; the Station Licenses shall be in unconditional full force and effect, valid for the balance of the current license term expiring on December 1, 2003 and the Station Licenses shall be unimpaired by any acts or omissions of Seller or Seller's employees, agents, officers, directors or shareholders.

         (c) Communications Act. The FCC Consent shall have been issued and shall contain no provision (i) materially adverse to Purchaser or Seller's operation of the Station or (ii) which conditions the grant of the transfer of the FCC Licenses on Purchaser's or its affiliates disposition of their radio or television station in the Chicago metropolitan area; and the FCC Consent shall have become a Final Order provided, however that if no Petition to Deny has been filed, the FCC Consent need not have become a Final Order.

         (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Assets contemplated hereby shall have expired or shall have been terminated;

         (e) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions and no Action by a federal Governmental Authority seeking to obtain such a Governmental Order shall be pending;

         (f) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

         (a) by the mutual written consent of Seller and Purchaser;

         (b) by either Seller or Purchaser, if the Closing shall not have occurred prior to twelve (12) months from the date hereof (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall be suspended as to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, until the 10th day after such failure has been cured.

         (c) by Seller in the event that (i) any representation or warranty of Purchaser made hereunder (A) that are qualified as to materiality, shall be inaccurate or breached or (B) that are not qualified as to materiality, shall be materially inaccurate or breached or (ii) Purchaser shall have failed to comply with or satisfy, in all material respects, its covenants and agreements made hereunder; provided that written notice of such material inaccuracy, breach or failure shall have been given to Purchaser and Purchaser shall not have cured the same within ten (10) Business Days of receipt of such notice, except that Seller shall be entitled to terminate this Agreement and there shall be no cure period for any breach, whether or not material, for a failure by Purchaser to deliver the Purchase Price pursuant to Section 2.06;

         (d) by Purchaser in the event that (i) any representation or warranty of Seller made hereunder (A) that are qualified as to materiality, shall be inaccurate or breached or (B) that are not qualified as to materiality, shall be materially inaccurate or breached; or (ii) Seller shall fail to comply with or satisfy, in all material respects, its covenants and agreements made hereunder provided that written notice of such material inaccuracy, breach or failure shall have been given to Seller and Seller shall not have cured the same within ten (10) Business Days of receipt of such notice, except that Purchaser shall be entitled to terminate this Agreement, and there shall be no cure period for any breach, whether or not material, for a failure by Seller to deliver the Assets pursuant to Section 2.05;

         (e) by either Seller or Purchaser in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated herein; provided, however, no right to terminate this Agreement under this Section 8.01(f) shall accrue to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the issuance of such Governmental Order; or

         (f) pursuant to Section 10.06 hereof; or

         (g) if the FCC has not granted Purchaser's One-to-a-Market Waiver by the Outside Date or if the FCC issues an order denying the Purchaser's request for a One-to-a-Market Waiver, which if either of such events occur, the Seller shall be entitled to the remedy as set forth in Section 8.02(f).

Notwithstanding the foregoing, neither party may terminate this Agreement pursuant to clauses (c) or (d) of this Section 8.01 if any representation or warranty of the party seeking to terminate is materially inaccurate or breached or such party has failed to comply with or satisfy, in all material respects, its covenants and agreements made hereunder.

         Section 8.02. Results of Termination. (a) If this Agreement is terminated pursuant to Section 8.01(c) or by Seller pursuant to Section 8.01(e), then Seller shall instruct, and at the same time notify Purchaser in writing of its intent to instruct, the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement to Seller, provided that the Escrow Agent shall not disburse such amounts to Seller pursuant to this Section 8.02(a) if it receives a written objection from Purchaser within ten (10) days of Seller's notice to Purchaser.

         (b) If this Agreement is terminated (i) by Purchaser pursuant to Sections 8.01(b), 8.01(d), 8.01(e) or 8.01(f), (ii) by either party pursuant to Sections 8.01(a), or (iii) is terminated by Seller other than in compliance with the terms of this Agreement, then Purchaser shall instruct, and at the same time notify Seller in writing of its intent to instruct, the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement to Purchaser provided that the Escrow Agent shall not disburse such amounts to Purchaser pursuant to this Section 8.02(b) if it receives a written objection from Seller within ten (10) days of Purchaser's notice to Seller.

         (c) In the event of the termination of this Agreement as provided in Sections 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Sections 3.14, 5.03, 8.02 and 10.02.

         (d) The parties recognize that if, prior to Closing, Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages would not be adequate to compensate Purchaser for its injury. Purchaser shall therefore, in lieu of any other remedies which may be available prior to Closing, including monetary damages, be entitled to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement prior to Closing, Seller shall waive the defense that there is an adequate remedy at law.

         (e) If this Agreement is terminated by Seller and Section 8.02(a) applies, then the payment to Seller pursuant to Section 8.02(a) shall be liquidated damages and shall constitute full payment and exclusive remedy for any damages suffered by Seller. Seller and Purchaser agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to Seller pursuant to Section 8.02(a) is a fair and equitable amount to reimburse Seller for damages sustained due to Purchaser's breach of this Agreement.

         (f) If this Agreement is terminated pursuant to Section 8.01(g), then Seller shall instruct, and at the same time notify Purchaser in writing of its intent to instruct, the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement to Seller. Purchaser shall have no right to object to a disbursement of the amounts held by the Escrow Agent to Seller if the disbursement is pursuant to Section 8.01(g).

         Section 8.03. Waiver. At any time prior to the Closing, any party may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE IX.
                            POST CLOSING OBLIGATIONS

         The parties covenant and agree as follows with respect to the period subsequent to the Closing Date:

         Section 9.01. Indemnification by Purchaser. (a) Subject to Section 10.01, Purchaser shall indemnify and hold Seller, its Affiliates and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, taxes, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

                           (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Purchaser in or pursuant to this Agreement or in any instrument or certificate delivered by Purchaser at the Closing in accordance herewith;

                           (ii) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Purchaser pursuant to this Agreement;

                           (iii) any liabilities expressly assumed by Purchaser pursuant to Section 2.02(b) hereof, or

                           (iv) events or circumstances occurring after the Closing Date, arising out of, relating to or resulting from the business of Purchaser, or relating to or resulting from the Assets or the business or operations of the Station after the Closing Date.

         (b) Notwithstanding any other provision to the contrary, Purchaser shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 9.01(a) (x) unless Seller has asserted a claim with respect to such matters within the applicable survival period set forth in
Section 10.01, and (y) until the aggregate amount of Seller Indemnified Parties' Losses exceeds an amount equal to Three Hundred Five Thousand Dollars ($305,000) after which Purchaser shall be obligated for all Losses of Seller Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligation of Purchaser under Section 9.01(a)(i) of this Article IX shall in no event exceed Twelve Million Dollars ($12,000,000).

         Section 9.02. Indemnification by Seller. (a) Subject to Section 10.01 hereof, Seller shall indemnify and hold Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agrees to promptly defend any Purchaser Indemnified Party from and reimburse any Purchaser Indemnified Party for, any and all Losses which such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

                           (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Seller in or pursuant to this Agreement or in any instrument or certificate delivered by Seller at the Closing in accordance herewith;

                           (ii) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Seller pursuant to this Agreement;

                           (iii) any liabilities not expressly assumed by Purchaser pursuant to Section 2.02(b) hereof, or

                           (iv) events or circumstances occurring on or prior to the Closing Date, arising out of, relating to or resulting from the business of Seller, or relating to or resulting from the Assets or the business or operations of the Station prior to the Closing Date; or

                           (v) Any Losses incurred by a Purchaser Indemnified Party arising from Seller's election to effect the acquisition and disposition of the Assets as a like-kind-exchange in accordance with
         Section 10.05 hereof.

         (b) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify and hold harmless any Purchaser Indemnified Party pursuant to Section 9.02(a) (x) unless Purchaser has asserted a claim with respect to such matters within the applicable survival period set forth in
Section 10.01, and (y) until the aggregate amount of Purchaser Indemnified Parties' Losses exceeds an amount equal to Three Hundred Five Thousand Dollars ($305,000) after which Seller shall be obligated for all Losses of Purchaser Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligation of Seller under this Article X shall in no event exceed Twelve Million Dollars ($12,000,000).

         (c) For purposes of calculating the amount of Losses subject to indemnification pursuant to Sections 9.01 and 9.02, it is understood and agreed between the parties hereto that to determine if there has been an inaccuracy or breach of a representation or warranty (i) which is qualified as to materiality by the party making such representation or warranty or contains an exception for matters that would not have a Material Adverse Effect, then such representation or warranty shall be read as if it were not so qualified or contained no such exception, or (ii) which is qualified as to knowledge by the Seller (except those representations and warranties made (x) in Sections 3.05, 3.07 and 3.15 as to threatened litigation or proceedings, and (y) those made in Section 3.16) shall be read as if it were not so qualified.

         Section 9.03. Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 9.01 or 9.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within 30 days after the receipt of written notice thereof from the Indemnified Party.

         (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.03(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 9.01 or 9.02, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.03(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. In the event the Indemnifying Party elects not to defend such claim or action or if the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to settle or compromise such claim or action without the consent of the Indemnifying Party, except that the Indemnified Party shall not settle or compromise any such claim or demand, unless the Indemnifying Party is given a full and complete release of any and all liability by all relevant parties relating thereto.

         Section 9.04. Certain Exclusive Remedies. Seller and Purchaser acknowledge and agree that, after the Closing, the indemnification provisions of
Article IX shall be the sole and exclusive remedies of Seller and Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

         Section 9.05. Post-Closing Access. (a) Purchaser, for a period of five
(5) years following the Closing Date, shall make available during normal business hours, for audit and inspection by Seller and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder with respect to taxes, regulations and litigations, provided that Purchaser's business operations will not thereby be unreasonably interfered with. Purchaser shall at no time dispose of or destroy any such records, files, documents and correspondence without first giving (30) days prior notice to Seller to permit Seller, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records shall be maintained as confidential if required by any applicable state or federal law.

         (b) Seller, for a period of five (5) years following the Closing Date, shall make available during normal business hours, for audit and inspection by Purchaser and its representatives for any reasonable business purpose and upon reasonable notice, all records, files, documents and correspondence retained by it with respect to Taxes, regulations and litigations relating to the Station or the Assets, provided that Seller's business operations will not thereby be unreasonably interfered with. Seller shall not dispose of or destroy any such records, files, documents and correspondence without first giving thirty (30) days prior notice to Purchaser to permit Purchaser, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records, shall be maintained as confidential if required by any applicable state or federal law.

                                   ARTICLE X.
                               GENERAL PROVISIONS

         Section 10.01. Survival. The representations, warranties, covenants and agreements of Seller and Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall terminate at the Closing, except that the representations and warranties made in Article III and
Article IV and the covenants and agreements to be performed prior to the Closing made herein shall survive in full force and effect until eighteen months after the Closing Date other than Section 3.13, which shall survive for the applicable statute of limitations period and Section 3.15 which shall survive for two years after the Closing Date (the "Warranty Period") and in addition shall survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of any party hereto. Covenants and agreements contained in this Agreement identifying a specific time period, shall survive for such applicable time period. Otherwise, covenants and agreements made by the parties to be performed after the Closing Date shall survive. Any claims for indemnification made by a party in accordance with Section 9 prior to the expiration of the applicable Warranty Period shall survive and shall not be extinguished by the expiration of such period.

         Section 10.02. Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Purchaser and Seller shall share equally all recording costs for instruments of transfer, filing fees and similar fees and all sales, use and transfer taxes shall be paid by Purchaser.

         Section 10.03. Assignment by Purchaser. Purchaser may not assign its rights or obligations hereunder except (i) to a corporation, partnership or other business entity that controls, is controlled by or is under common control with Purchaser, or (ii), as a collateral assignment, to any lender who provides funds to Purchaser for the acquisition or operation of the Station, provided, however, that any such assignment shall not delay Closing and shall be effected in a manner that does not adversely impact the Tax effects on Seller or its affiliates of any transaction undertaken pursuant to Section 10.05 hereof.

         Section 10.04. Assignment by Seller. Seller may assign its rights under this Agreement to any person or entity, provided that such assignment does not delay the Closing Date.

         Section 10.05. Like-Kind Exchange. Seller may at any time at or prior to Closing assign its rights under this Agreement to a "qualified intermediary" as defined in Treasury Reg. Section 1.1031(k)-1(g)(4), subject to all of Purchaser's rights and obligations hereunder, in which event Seller shall promptly provide written notice of such assignment to Purchaser. Purchaser shall cooperate with all reasonable requests of Seller and such qualified intermediary in arranging and effecting the exchange as one which qualifies under Section 1031 of the Internal Revenue Code, as amended, provided, however, that Purchaser shall not incur any Tax or other costs as a result of its cooperation and the Closing shall not be delayed.

         Section 10.06. Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing shall be borne by Seller. In the event of such loss or damage on or prior to the Closing, Seller shall use commercially reasonable efforts to promptly restore, replace or repair the damaged assets to their previous condition at Seller's sole cost and expense; provided however, that Seller shall have no obligation hereunder to restore, replace, or repair any of the Assets to the extent such restoration, replacement or repair is not covered by the insurance proceeds. In the event such loss or damage shall not be restored, replaced or repaired by the Closing
Date:

         (a) If the loss or damage that has not been restored, replaced or repaired does not cause a Material Adverse Effect, Purchaser shall proceed with the Closing, receive all insurance proceeds to which Seller would be entitled as a result of such remaining loss or damage, and receive from Seller reimbursement for the reasonable costs of restoration, replacement or repair of such remaining loss or damage to the extent such costs exceed the amount of the insurance proceeds received by Purchaser pursuant to this Section 10.06(a); or

         (b) If the loss or damage that has not been restored, replaced or repaired does cause a Material Adverse Effect, (i) Purchaser may, at its option proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage; or (ii) in the event that Purchaser does not elect to close under clause (b)(i) hereof, Seller may, at its option, either terminate this Agreement or defer the Closing Date until such restorations, replacements or repairs are made such that any damages remaining do not cause a Material Adverse Effect, but in no event shall such deferral exceed ninety (90) days (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of
Article VIII hereof). Upon completion of such restorations, replacements or repairs, Seller shall send a notice of completion to Purchaser and provided Purchaser does not reasonably object to such completion notice within five (5) days of its receipt thereof, the Closing Date shall be set for ten (10) Business Days from the date of such completion notice; provided that if any damage remains, Purchaser shall have the rights provided to it in Section 10.06(a). In the event that Seller is unable to complete such restorations, replacements or repairs such that any remaining damage does not cause a Material Adverse Effect within the ninety (90) day period, this Agreement shall terminate.

         Section 10.07. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made when delivered in person one Business Day after having been dispatched via a nationally recognized overnight courier service, when dispatched by facsimile, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.06):

                  (a)      if to Seller:

                           Chancellor Media Corporation of Illinois AM
                           c/o Chancellor Media Corporation
                           433 East Las Colinas Boulevard, Suite 1130
                           Irving, Texas 75039
                           Attention:  Jeffrey A. Marcus
                           Telecopier:  (972) 869-3671

                           With a copy to:

                           Latham & Watkins
                           1001 Pennsylvania Ave., N.W., Suite 1300
                           Washington, D.C. 20004
                           Attention:  Eric L. Bernthal
                           Telecopier:  (202) 637-2201

                  (b)      if to Purchaser:

                           ABC, Inc.
                           77 West 66th Street, 21st Floor
                           New York, New York  10023
                           Attention:  Robert Callahan
                           Telecopier: (212) 456-3666

                           With a copy to:

                           ABC, Inc.
                           77 West 66th Street, 16th Floor
                           New York, New York  10023
                           Attention:  Franco Garcia, Esq.
                           Telecopier: (212) 456-6202

         Section 10.08. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

         Section 10.09. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         Section 10.11. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

         Section 10.12. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding the foregoing, Seller and Purchaser may assign this Agreement to affiliates of Seller and Purchaser or entities controlled by or under common control with Chancellor Media Corporation or ABC, Inc. without obtaining the consent of Purchaser.

         Section 10.13. No Third-Party Beneficiaries. Except as expressly provided in Articles IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 10.14. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

         Section 10.15. Sections and Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

         Section 10.16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocable submit to the nonexclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

         Section 10.17. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         Section 10.18. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                      CHANCELLOR MEDIA CORPORATION OF
                                      ILLINOIS


                                      By: /s/ JAMES E. DECASTRO
                                         ---------------------------------------

                                      Name: James E. deCastro

                                      Title: Chief Operating Officer




                                      CHANCELLOR MEDIA ILLINOIS LICENSE
                                      CORP.


                                      By: /s/ JAMES E. DECASTRO
                                         ---------------------------------------

                                      Name: James E. deCastro

                                      Title: Chief Operating Officer




                                      ABC, INC.


                                      By: /s/ GRIFFITH W. FOXLEY
                                         ---------------------------------------

                                      Name: Griffith W. Foxley

                                      Title: Vice President